Exhibit 99.1

IHS stockholders and Markit shareholders approve proposals related to the merger; merger expected to close July 12

LONDON and ENGLEWOOD, Colorado – July 11, 2016 – IHS (NYSE: IHS) and Markit (NASDAQ: MRKT) today announced that their stockholders and shareholders, respectively, have approved each of the merger-related proposals presented at the special meeting of the stockholders and special general meeting of the shareholders, respectively, held on July 11 2016.

At Markit’s special general meeting of shareholders, Markit shareholders approved (i) a proposal to issue Markit common shares in connection with the merger; (ii) a proposal to amend and restate the bye-laws of Markit and (iii) a proposal to change the name of “Markit Ltd.” to “IHS Markit Ltd.” Over 99% of the voting shareholders, representing over 91% of the outstanding Markit shares, voted in favor of each of the proposals.

At IHS’s special meeting of stockholders, IHS stockholders voted in favor of (i) a proposal to adopt the merger agreement and (ii) a proposal to approve, on an advisory (non-binding) basis, a specified compensatory arrangement between IHS and its named executive officers relating to the transactions contemplated by the merger agreement. 99% of the voting stockholders, representing 84% of the outstanding IHS shares, voted in favor of the proposal to adopt the merger agreement.

IHS and Markit expect to complete the merger on July 12, 2016, subject to the satisfaction or waiver of certain closing conditions. Upon the closing of the merger, the combined company will be renamed IHS Markit Ltd. and will be listed on the Nasdaq Global Select Market under the new trading symbol “INFO”. It is expected that trading under the new trading symbol will commence on July 13, 2016.

News Media Contacts	Investor Relations Contacts
For IHS:	For IHS:
Ed Mattix	Eric Boyer
+1 303 397-2467	+1 303 397-2969
ed.mattix@ihs.com	eric.boyer@ihs.com

For Markit:	For Markit:
Ed Canaday	Matthew Kolby
Tel: +1 917 434-5075	+1 646 679-3140
ed.canaday@markit.com	matthew.kolby@markit.com

About IHS

IHS is a leading source of insight, analytics and expertise in critical areas that shape today’s business landscape. Businesses and governments in more than 140 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs nearly 9,000 people in 33 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners.

© 2016 IHS Inc. All rights reserved.

About Markit

Markit is a leading global provider of financial information services. We provide products that enhance transparency, reduce risk and improve operational efficiency. Our customers include banks, hedge funds, asset managers, central banks, regulators, auditors, fund administrators and insurance companies. Founded in 2003, we employ over 4,200 people in 13 countries.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate such transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the merger on anticipated terms and timing, including anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the merger, (ii) the ability of IHS and Markit to integrate the business successfully and to achieve anticipated synergies, risks and costs, (iii) potential litigation relating to the proposed transaction that could be instituted against IHS, Markit or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm IHS’s and Markit’s business, including current plans and operations, (v) the ability of IHS or Markit to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect IHS’s and/or Markit’s financial performance, (x) certain restrictions during the pendency of the merger that may impact IHS’s or Markit’s ability to pursue certain business opportunities or strategic transactions and (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement/prospectus included in the registration statement on Form F-4 filed with the SEC in connection with the proposed merger. While the list of factors presented here is, and the list of factors presented in the registration statement on Form F-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on IHS’s or Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Neither IHS nor Markit assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.